Exhibit 10.3

SARA LEE CORPORATION

1998 Long-Term Incentive Stock Plan

Form of Restricted Stock Unit Grant Notice and Agreement

TRANSFORMATION RETENTION GRANT

«First_Name» «Last_Name»

(“Participant”)

This Restricted Stock Unit (“RSU”) Grant Notice and Agreement (“Agreement”) made this {date} (“Award Date”), by Sara Lee Corporation, a Maryland Corporation (“Company”) to Participant is evidence of an award made under the Sara Lee Corporation 1998 Long-Term Incentive Stock Plan (“Plan”) which is incorporated into this Agreement by reference. A copy of the Plan has been provided to the Participant and is also available from the Sara Lee Corporate Compensation department.

1. Restricted Stock Unit Award. Subject to the restrictions, limitations, terms and conditions specified in this Agreement and the Plan, the Company hereby awards to the Participant as of the Award Date:

«RSUs» RSUs

which vest as follows:

1/2 on 04/28/2006

1/2 on 04/28/2007

which are considered Stock Awards under the Plan. These RSUs will remain restricted until the end of each Vesting Date (“Vesting Date”).

Prior to the Vesting Dates, the RSUs are not transferable by the Participant by means of sale, assignment, exchange, pledge, or otherwise.

2. Dividend Equivalents. Subject to the restrictions, limitations and conditions as described in the Plan, Dividend Equivalents payable on the RSUs will be accrued on behalf of the Participant at the time that dividends are otherwise paid to owners of Sara Lee Corporation common stock.

3. Distribution of the Award. If the distribution is subject to tax withholding, such taxes will be settled by first withholding any accrued Dividends Equivalents (cash) and/or second a number of shares with a market value not less than the amount of such taxes. Any cash from Dividend Equivalents remaining after withholding taxes are paid will then be paid in cash to the Participant. The net number of shares of Sara Lee Corporation stock to be distributed will be delivered to the Participant as soon as practicable after each of the Vesting Dates. If withholding of taxes is not required, none will be taken and the gross number of shares will be distributed. The Participant is personally responsible for the proper reporting and payment of all taxes related to distribution.

4. Death, Total Disability or Retirement. If you cease active employment with the Company, because of your death or permanent and total disability (as defined under the appropriate disability benefit plan if applicable), the award will vest immediately and be distributed to you or your estate as soon as practical. In the case of your voluntary retirement any non-vested portion of the award will be canceled. These provisions apply only to awards under this RSU award; other types of RSU awards may have different provisions.

5. Involuntary Termination, Voluntary Termination and Non-Severance Event Termination.

(a) Involuntary Termination. If your employment with the Company is terminated by the Company and you are eligible to receive severance benefits under the Sara Lee Corporation Severance Plan for Corporate Officers, the Severance Pay Plan, the Severance Pay Plan for A & B Level Executives, the Severance Pay Plan for Certain Events or any other written severance plan of the Company (collectively, a “Severance Event Termination”), you will receive the non-vested shares after the vesting date(s).

In the event your employment with the Company is terminated as a result of the sale, closing or spin-off of a division, business unit or other component of the Company, all RSUs will vest as of the closing date of the transaction and be distributed as soon as practicable after the closing date of the transaction, unless otherwise determined by the Company. This provision does not apply with respect to any transaction that would be considered a Change of Control as defined in Article X of the Plan.

(b) Voluntary Termination and Non-Severance Event Termination. If your employment terminates for reasons other than those described in 4. and 5. above (i.e., you voluntarily terminate your employment with the Company or your employment is terminated by the Company and you are not eligible for severance pay under any of the Company’s severance plans), then the non-vested portion of this RSU award shall be canceled on the date of your termination of employment.

6. Forfeiture. Notwithstanding anything contained in this Agreement to the contrary, if you engage in any activity inimical, contrary or harmful to the interests of the Company, including but not limited to: (1) competing, directly or indirectly (either as owner, employee or agent), with any of the businesses of the Company, (2) violating any Company policies, (3) soliciting any present or future employees or customers of the Company to terminate such employment or business relationship(s) with the Company, (4) disclosing or misusing any confidential information regarding the Company, or (5) participating in any activity not approved by the Board of Directors which could reasonably be foreseen as contributing to or resulting in a Change of Control of the Company (as defined in the Plan) (such activities to be collectively referred to as “wrongful conduct”), then this RSU award, (i) to the extent it remains unvested, shall terminate automatically on the date on which you first engaged in such wrongful conduct and (ii) you shall pay to the Company in cash any financial gain you realized from the distribution of all or a portion of this RSU award within the six month period immediately preceding such wrongful conduct. By accepting this Award, you consent to and authorize the Company to deduct from any amounts payable by the Company to you, any amounts you owe to the Company under this paragraph 6. This right of set-off is in addition to any other remedies the Company may have against you for your breach of this Agreement.

7. Rights as a Stockholder. You will have no rights as a stockholder with respect to any RSUs until and unless ownership of such RSUs have been transferred to you.

8. Conformity with the Plan. This award is intended to conform in all respects with, and is subject to, all applicable provisions of the Plan. Inconsistencies between this Agreement, the Plan or the Program Description shall be resolved in accordance with the terms of the Plan. By your acceptance of this Agreement, you agree to be bound by all of the terms of this Agreement and the Plan and Program Description.

9. Interpretations. Any dispute, disagreement or question which arises under, or as a result of, or in any way relates to the interpretation, construction or application of the Plan, this Agreement or the Program Description will be determined and resolved by the Compensation and Employee Benefits Committee of the Corporation’s Board of Directors (“Committee”) or its authorized delegate. Such determination or resolution by the Committee or its authorized delegate will be final, binding and conclusive for all purposes.

10. No Rights to Continued Employment. Nothing in this Agreement or the Plan confers any right on you to continue in the employ of the Company or affects in any way the right of the Company to terminate your employment with or without prior written notice at any time for any reason.

11. Miscellaneous.

(a) Modification. This RSU grant is documented by the minutes of the Committee and or as approved by the CEO for non-corporate officers, which records are the final determinant of the number of RSUs granted and the conditions of this grant. The Committee may amend or modify this RSU grant in any manner to the extent that the Committee would have had the authority under the Plan initially to grant such RSUs, provided that no such amendment or modification shall impair your rights under this Agreement without your consent. Except as in accordance with the two immediately preceding sentences and paragraph 13, this Agreement may be amended, modified or supplemented only by an instrument in writing signed by both parties hereto.

(b) Governing Law. All matters regarding or affecting the relationship of the Company and its stockholders shall be governed by the General Corporation Law of the State of Maryland. All other matters arising under this Agreement shall be governed by the internal laws of the State of Illinois, including matters of validity, construction and interpretation. You and the Company agree that all claims in respect of any action or proceeding arising out of or relating to this Agreement shall be heard or determined in any state or federal court sitting in Chicago, Illinois, and you agree to submit to the jurisdiction of such courts, to bring all such actions or proceedings in such courts and to waive any defense of inconvenient forum to such actions or proceedings. A final judgment in any action or proceeding so brought shall be conclusive and may be enforced in any manner provided by law.

(c) Successors and Assigns. Except as otherwise provided herein, this Agreement will bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not.

(d) Severability. Whenever feasible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

12. Confidentiality. You agree that you will not disclose the existence or terms of this Agreement to any other employees of the Company or third parties with the exception of your accountants, attorneys, or spouse, and shall ensure that none of them discloses such existence or terms to any other person, except as required to comply with legal process. Violating the terms of this section of the Agreement will be considered a breach of the Agreement and will be subject to the remedial provisions described under Section 6.

13. Amendment. Notwithstanding anything in the Plan, any program description or this Agreement to the contrary, this award may be amended by the Company without the consent of the Participant, including but not limited to modifications to any of the rights granted to the Participant under this Agreement, at such time and in such manner as the Company may consider necessary or desirable to reflect changes in law.

SARA LEE CORPORATION

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